UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2019

General Electric Company
(Exact name of registrant as specified in its
charter)

New York	001-00035	14-0689340
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

41 Farnsworth Street, Boston, MA		02210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 443-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2019, General Electric Company (“GE” or the “Company”) announced annual equity awards for the Company’s executives and the framework for the Company’s 2019 annual cash bonus plan, in each case as approved by the Management Development & Compensation Committee (“MDCC”) of the GE Board.

Equity Awards. All of the 2019 equity awards approved by the MDCC for GE’s Chairman and CEO, H. Lawrence Culp, Jr., are in the form of performance stock units (“PSUs”), with a grant date fair value of approximately $15 million, in accordance with his employment agreement. The MDCC also approved an equity award with a grant date fair value of approximately $15 million for David Joyce, Vice Chairman, GE and President and CEO, GE Aviation, anticipating that Mr. Joyce is not expected to receive other equity awards in future years prior to his retirement. The performance conditions for Mr. Joyce’s PSU award will be based upon operating metrics for the Aviation business and the PSU award will vest in two tranches of 50% each on December 31, 2020 and December 31, 2021.

For the other named executive officers in GE’s Definitive Proxy Statement for the 2019 Annual Meeting of Shareowners, approximately 50% by value of their 2019 equity awards were delivered in the form of PSUs, approximately 30% by value were delivered in the form of options (with an exercise price of $10.19) and approximately 20% by value were delivered as restricted stock units (“RSUs”).

	PSUs (target)	Options	RSUs
H. Lawrence Culp, Jr., Chairman & CEO	1,500,000	—	—
David Joyce, Vice Chairman, GE and President & CEO, GE Aviation	1,500,000	—	—
Jamie Miller, Senior Vice President, Chief Financial Officer	225,000	380,290	90,000
Michael Holston, Senior Vice President, General Counsel & Secretary	137,500	232,400	55,000
Kieran Murphy, Senior Vice President, GE and President & CEO, GE Healthcare	175,000	295,780	70,000

The stock options and RSUs become exercisable and vest, respectively, in two equal tranches on the second and third anniversary of the grant date. The PSU awards granted in March 2019 (with the exception of those for Mr. Joyce), have an approximately three-year performance period and will settle in equity based upon a single performance metric: GE total shareholder return (“TSR”) versus the S&P 500 from the grant date through December 31, 2021. PSUs will be earned to the extent that the performance condition is satisfied as follows, with proportional adjustment for performance between threshold, target and maximum:

	Threshold	Target	Maximum
Relative GE TSR v. S&P 500	35th percentile	55th percentile	80th percentile
Percent of PSU award earned	25%	100%	175%

The MDCC determined that a single TSR-based metric for the PSUs continued to be appropriate due to the difficulty in forecasting Company performance over a three-year period during the ongoing portfolio restructuring. TSR performance will take into account any change in GE’s capital structure. Additionally, any shares issued under the PSUs (other than those issued to Mr. Joyce) will have a mandatory one-year hold period, regardless of whether the executive has satisfied the Company’s stock ownership requirement.

Annual Bonus Plan. Similar to 2018, the Company has determined that the annual cash bonus program for 2019 will focus on two metrics – an earnings metric and a free cash flow metric. Individual targets will be set at the business level, while achievement of the performance objectives for Corporate executives will be measured against Company-wide results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: April 1, 2019	/s/ Christoph A. Pereira
Christoph A. Pereira
Vice President,
Chief Risk Officer and
Chief Corporate Counsel

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